EXHIBIT 10.1

STRATEGIC JOINT VENTURE AGREEMENT

This Strategic Joint Venture Agreement (this “Agreement”) is entered into as of January 9, 2026 (the “Effective Date”), by and among BOCA JOM, LLC, a limited liability company organized and existing under the laws of the State of Wyoming, with its principal place of business at 1309 COFFEEN AVE., STE 1200, SHERIDAN, WY 82801 (“BOCA”), VisionWave Holdings, Inc. (Nasdaq: VWAV), a Delaware corporation, with its principal place of business at 300 Delaware Ave., Suite 210 # 301, Willington, DE 19801 (“VWAV”), GBT Tokenize Corp (“TOKENIZE”) a Nevada corporation with its principal place of business at 8557 N. West Knoll Dr., West Hollywood, CA 90069 and GBT Technologies, Inc. (“GBT”) a Nevada corporation with its principal place of business at 8557 N. West Knoll Dr., West Hollywood, CA 90069.

RECITALS

WHEREAS, BOCA – via Ran Ben Shimol (“RBS”), its owner is engaged in the research, development, manufacturing, and commercialization of advanced Electronic Design Automation (“EDA”) systems, defense technologies, and other related products and services;

WHEREAS, VWAV is engaged in the global defense industry, including the advancement, integration, and deployment of defense-related projects, products, and strategic solutions;

WHEREAS, TOKENIZE is the owner of 897,102 VWAV shares of common stock (“TOKENIZE’S VWAV SHARES”) representing approximately 4.60% of VWAV’s outstanding shares of common stock, as well as an intellectual property portfolio detailed on Exhibit A to this Agreement (“TOKENIZE’S IP PORTFOLIO”) based on 19,516,603 shares of VWAV common stock outstanding as of the Effective Date;

WHEREAS, GBT is 50% co-owner of TOKENIZE, as well as the owner of 2,020,500 VWAV shares of common stock representing approximately 10.35% of VWAV’s outstanding shares of common stock (“GBT’S VWAV SHARES”) based on 19,516,603 shares of VWAV common stock outstanding as of the Effective Date;

WHEREAS, BOCA, VWAV, TOKENIZE and GBT (individually, a “Party” and collectively, the “Parties”) have aligned strategic, technological, and commercial objectives, and desire to leverage their respective expertise, resources, and market presence, along with TOKENIZE’S IP PORTFOLIO;

WHEREAS, the Parties wish to collaborate on certain identified technologies and products and future defense and technology projects;

WHEREAS, the designated projects (exiting projects or new projects to be developed – including one current project on going and three under development) that will be contributed by BOCA to the JV are in the EDA industries such as providing services and development to certain financial/banking institutions; LLC due to its high security level and confidential nature of such projects (“Designated Projects” or “DP”);

WHEREAS, to formalize such collaboration through the formation of a joint venture entity (the “Joint Venture” or “JV”), subject to the terms and conditions set forth herein, each party to this Agreement maintains its own independent business operations, products, customers, and strategic initiatives outside the scope of this Joint Venture);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the Parties agree as follows:

THE JOINT VENTURE

1.	BOCA is actively engaged in the research, invention, and development of various defense initiatives, including but not limited to the Designated Projects. The Designated Projects form a critical part of BOCA’s core intellectual property portfolio and ongoing defense innovation pipeline, and may include future enhancements, iterations, or derivative technologies.

VWAV is actively engaged in the research, development and commercialization of defense systems, including but not limited to advanced drones, kinetic systems and artificial intelligence. The above forms a critical part of VWAV’s core intellectual property portfolio and ongoing defense innovation pipeline, and may include future enhancements, iterations, or derivative technologies.

2.	Clarification of Independent Operations: For the avoidance of doubt, each party to this Agreement maintains its own independent business operations, products, customers, and strategic initiatives outside the scope of this Joint Venture. This Agreement does not create, and shall not be construed as creating, a general partnership, merger, or broader business combination between the Parties. The collaboration is strictly limited to the specifically identified Designated Projects. These Designated Projects represent mutually defined areas of cooperation and do not conflict with, replace, or otherwise alter the separate and ongoing business activities of either party.

3.	The Parties hereby agree to establish the JV for the purpose of marketing, manufacturing, delivering, overseeing, managing, and directing all aspects of the Designated Projects. Such activities shall include, without limitation, the research, development, design, testing, certification, manufacturing, production, distribution, marketing, commercialization, and ongoing operations of the Designated Projects and any related or derivative technologies mutually agreed upon by the Parties.

The JV shall be formed as limited liability company in the State of Nevada (the “JV LLC”) and serve as the exclusive vehicle through which the Parties will collaborate with respect to the Designated Projects, unless otherwise expressly agreed in writing by both Parties. The equity allocations set forth herein and on Exhibit B are based solely on the Parties’ negotiated internal estimates for allocation purposes only (totaling USD $1,000,000,000 in aggregate contributed value). The Parties acknowledge that no independent third-party valuation or fairness opinion has been obtained, and such allocations shall not constitute or imply any valuation of any Party, its assets, or the Designated Projects for any other purpose, including securities law filings or shareholder communications. VWAV represents that it has obtained all necessary board approvals and has considered its fiduciary duties in agreeing to these allocations. The JV LLC shall be owned pursuant to the key allocations set forth on Exhibit B to this Agreement).Any contribution of VWAV common stock or other securities by TOKENIZE or GBT shall be subject to compliance with Nasdaq Listing Rules, including obtaining shareholder approval if required under Rule 5635.

The Parties will adopt an operating agreement for the JV LLC within 30 days of the Effective Date. Upon entering into the operating agreement, Tokenize and GBT shall execute an assignment agreement and upon transfer of the securities contemplated by the assignments, the JV LLC will be in effect and operational.

4.	All product related business development activities and project management functions related to the Designated Projects shall be conducted exclusively by, and through, the JV LLC. The Parties expressly agree that neither Party, nor any of their respective affiliates, shall independently undertake, initiate, or engage in any such business development, project management, or related activities and products and technologies with respect to the Designated Projects outside the framework of the JV without the prior written consent of the other Party.

5.	For the avoidance of doubt, this exclusivity obligation shall apply to all aspects of the Designated Projects, including any future iterations and enhancements. Exclusivity shall apply only to the specific Designated Projects set forth on a separate, confidential letter agreement executed by the Parties and the JV LLC, and not to unrelated future innovations or defense technologies.

THE BUSINESS TRANSACTION

6.	The Parties acknowledge and agree that the establishment of the JV LLC is intended to strategically position the JV, and by extension each Party, to capture significant value and expand their collective presence within the global defense and technology markets. The Parties further recognize that the JV’s integrated resources, expertise, and combined market relationships are expected to enhance competitiveness, accelerate innovation, and increase the likelihood of securing key domestic and international defense contracts.

7.	Upon the execution of this Agreement, the relationship between the Parties shall be governed exclusively by the terms and conditions set forth herein, together with any additional terms and agreements that may be mutually agreed upon in writing by the Parties from time to time including as set forth in the operating agreement for the JV LLC. No oral agreements, understandings, or representations not expressly incorporated into this Agreement (or into a duly executed amendment or ancillary agreement) shall be binding upon either Party.

TERMS

8.	As part of the contemplated transaction, the Parties in consideration of the membership interest to be held in the JV LLC shall each make the following contributions to the JV LLC whereby:

TOKENIZE shall contribute to the JV LLC the TOKENIZE’S VWAV SHARES;

GBT shall contribute to the JV LLC the GBT’S VWAV SHARES;

TOKENIZE shall contribute to the JV LLC the TOKENIZE’S IP PORTFOLIO;

BOCA shall contribute the Designated Projects to the JV LLC; and

BOCA and VWAV will each enter into a nonexclusive license agreement granting the JV LLC a right of use on a nonexclusive basis all of their respective intellectual property portfolio and/or developed algorithms, which license agreements will be signed within 30 days of the Effective Date and may only be used for the purposes of the Designated Projects (the “License Agreements”).

The contributions by TOKENIZE and GBT of VWAV common stock shall be made in compliance with all applicable securities laws and Nasdaq rules. VWAV shall cooperate in any required regulatory filings but shall have no obligation to register such shares.

9.	The Parties agree that the contributions shall be documented through mutually acceptable agreements, if needed, and that all necessary corporate approvals (including, if required under applicable Nasdaq Listing Rules, shareholder approval of VWAV), regulatory filings (including any required Form 8-K and Item 1.01 disclosure), and third-party consents shall be obtained prior to the consummation of the contributions, per the equity allocation as agreed between the Parties, which is detailed on Exhibit B to this Agreement.

10.	The JV LLC will be raising capital from third parties in order to fund its business activities. TOKENIZE and GBT will not be required to provide any further contributions or funding other than the TOKENIZE’S IP PORTFOLIO, TOKENIZE’S VWAV SARES and GBT’s VWAV SHARES. If the JV LLC raises additional capital, each Party shall have the right, but not the obligation, to participate pro rata in such funding round. Any Party that elects not to participate shall be subject to proportional dilution of its equity interest. TOKENIZE and GBT acknowledge and agree that their equity interests in the JV LLC are subject to dilution in accordance with this provision. No additional capital raises by the JV LLC shall be used to fund any Party’s independent operations outside the Designated Projects without unanimous consent of all members.

Strategic Contribution of BOCA & VWAV to JV

11.	The Parties acknowledge that BOCA’s and VWAV’s contribution to the Joint Venture defined package of strategic assets, intellectual property, executive commitments, including the nonexclusive rights of several technologies solely for developing the Designated Projects and products that are being signed by the parties as the DP but staying confidential due to their sensitivity and deface nature or the requirement by governmental bodies or other institutions.

12.	The Parties agree that the foregoing contributions represent core inputs to the Designated Projects and form a material basis for the allocation of equity and joint ownership rights contemplated under this Agreement.

The Parties acknowledge that the value of BOCA’s and VWAV’s contribution is not derived from its stand-alone corporate valuation but from the strategic and technological inputs DP, which are essential to the success of the Designated Projects and are not otherwise available to the JV through independent development or acquisition.

13.	VWAV shall have the right, but not the obligation, to designate one (1) individual to serve as a member of the board of directors (or equivalent governing body) of BOCA. BOCA shall not have reciprocal rights to designate a director of VWAV unless approved by a majority of VWAV’s independent directors and, if required, VWAV shareholders in compliance with Nasdaq rules Any appointment of Ran Ben Shimol (or any BOCA designee) to the VWAV board of directors shall be subject to (i) approval by a majority of VWAV’s independent directors, (ii) compliance with Nasdaq independence and committee composition requirements (including appointment of additional independent directors if necessary), and (iii) if required under Nasdaq Rule 5635 or other applicable rules, prior shareholder approval. Douglas Davis, on behalf of VWAV, shall be appointed as a member of the board of directors of BOCA. It is disclosed that appointment of Ran Ben Shimol to VWAV board will be required to appoint additional independent director to VWAV board to comply with NASDAQ rules. The Board of Directors of the JV LLC shall consist of three members one of which will be appointed by VWAV, one by BOCA and then the third to be mutually agreed upon by VWAV and BOCA. The Board of Directors will appoint managers that will have specific responsibilities to be set forth in JV LLC’s operating agreement. TOKENIZE and GBT will not contribute to the management or governance of the JV LLC and will not make any appointments to the Board of Directors, advisory board or to management, the operating agreement will specify that only VWAV and BOCA to any business or JV decision. In the event of a deadlock vote by the JV LLC’s Board of Directors, the matter shall first be referred to the CEOs of BOCA and VWAV for resolution in good faith within thirty (30) days. If no resolution is reached, the dispute shall be resolved as the parties will adopt in its operating agreement. Any deadlock resolution mechanism adopted in the operating agreement shall include a fiduciary out permitting VWAV’s representatives to act in the best interests of VWAV’s shareholders if required by applicable law.

INTELLECTUAL PROPERTY

14.	Any and all intellectual property, including but not limited to patents, designs, inventions, software, data, technical information, and know-how, that is conceived, created, developed, or reduced to practice by the JV LLC in connection with the Designated Projects (collectively, “Foreground IP”) shall be owned by the JV LLC.

15.	Independent Development. For the avoidance of doubt, any intellectual property developed independently by a Party outside the scope of the JV LLC, without use of the other Party’s Background IP, personnel, or resources, shall remain the sole property of such Party (“Independent IP”). Nothing in this Agreement shall restrict BOCA and VWAV from continuing to develop, improve, or commercialize its technologies independently of the JV. Only intellectual property created exclusively through the resources and activities of the JV LLC shall constitute Foreground IP.

16.	Pursuant to the License Agreements to be entered into, VWAV and BOCA will grant to the JV LLC, a worldwide, royalty-free, fully paid-up, non-exclusive, non-transferable (except as part of the JV operations) license in form of right of use to use such Party’s pre-existing intellectual property, proprietary technology, trade secrets, know-how, and other intangible rights (collectively, “Background IP”) solely as necessary to support the research, development, testing, certification, deployment, manufacturing, commercialization, and ongoing support of the Designated Projects. License is granted solely for the purpose of executing the DP and expires automatically upon termination of this Agreement. The License Agreements shall include customary representations and warranties from BOCA and VWAV regarding ownership, non-infringement, and validity of Background IP, and shall provide for indemnification against third-party IP claims.

Neither VWAV or BOCA may use the other Pary’s Background IP for any purpose unrelated to the Designated Projects without the prior written consent of either VWAV or BOCA. Foreground IP or Background IP License shall not be sold, licensed, or otherwise transferred to third parties outside the JV without the written consent of both BOCA and VWAV.

17.	Survival. Upon termination, JV license rights automatically cease, except for limited rights necessary to fulfill existing customer contracts or customer’s commitments or customer’s evaluations.

18.	The Parties shall ensure that all funds allocated for the Designated Projects are utilized strictly in accordance with the originally approved budget (as may be amended from time to time with the written consent of both Parties). Each Party shall be fully responsible for the execution and completion of the specific tasks, work packages, or deliverables assigned to it under such budget, and shall bear any cost overruns attributable to its own actions or omissions unless otherwise mutually agreed in writing.

19.	The JV LLC shall maintain accurate books and records of all expenditures and shall provide periodic financial and progress reports to the parties of the JV and the other Party in a form and frequency reasonably requested.

20.	For any defense contract, whether with the U.S. Department of Defense (U.S. DoD), the Israeli Ministry of Defense (IMOD), NATO, or any other allied governmental, defense, or security entity, the JV LLC may act as the prime contractor, co-prime contractor, or lead systems integrator and which involves the Designated Projects, or any derivative or successor technology thereof.

21.	The Parties further agree to:

1)	Negotiate in good faith any necessary ancillary agreements (e.g., subcontracts or licensing arrangements) to formalize such revenue participation;

2)	Ensure transparency in revenue recognition and cost allocation associated with any qualifying contract; and

3)	Provide full and accurate accounting of all contract revenues and expenses relevant to the calculation of the participation amount.

4)	The JV Budget may be amended only with the written consent of both Parties. Each Party shall ensure that the JV is adequately funded and that its revenue allocations support the ongoing development, commercialization, and sustainment of the DP.

22.	Budget: The JV shall operate strictly in accordance with a mutually approved annual operating budget (the “JV Budget”), which shall outline projected revenues, expenses, capital expenditures, and resource allocations.

23.	Regulatory Approvals. The Parties shall cooperate in good faith and with reasonable diligence to obtain all required governmental and regulatory approvals necessary to consummate the transactions contemplated by this Agreement and to enable the lawful implementation and operation of the JV LLC. Such approvals shall include, without limitation:

a)       Short-form clearance from the Committee on Foreign Investment in the United States (CFIUS), in the event of foreign ownership levels falling below twenty-five percent (25%);

b)       Export control licenses, permits, and approvals from the Israeli Ministry of Defense (MOD) and any equivalent regulatory bodies, as may be required in connection with the transfer, development, or commercialization of defense technologies;

c)       Any other governmental or regulatory consents, waivers, permits, or clearances required by applicable laws, including those relating to antitrust, export control, import/export restrictions, and national security review;

d)       Any required shareholder approval of VWAV under Nasdaq Listing Rules 5635(b), (c), or otherwise; and

e)       Confirmation from Nasdaq staff (if deemed advisable by VWAV) that the transactions do not require shareholder approval or trigger other listing qualifications.

24.	Each Party shall bear its own costs in connection with obtaining such approvals, unless otherwise agreed in writing. The Parties further agree to promptly provide each other with all necessary information, documentation, and assistance reasonably required to support any regulatory submissions or inquiries.

Lock-Up

25.	The VWAV shares contributed by TOKENIZE and GBT (the “Lock-Up Shares”) shall be subject any legal lock-up period (the “Lock-Up Period”), commencing on the date of issuance, contribution or assignment. During the Lock-Up Period, none of the Lock-Up Shares may be sold, assigned, transferred, pledged, hypothecated, encumbered, or otherwise disposed of, whether voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of the other Party.

26.	Upon expiration of the Lock-Up Period, one hundred percent (100%) of the Lock-Up Shares shall become freely transferable, provided that any such transfer, sale, or other disposition shall remain subject to compliance with all applicable securities laws, stock exchange rules, and regulatory requirements.

The Parties further agree that:

1)	Any attempted transfer in violation of this clause shall be null and void ab initio; and

2)	The Parties shall cooperate in good faith to ensure any permitted transfer post-Lock-Up Period is conducted in full compliance with all applicable legal and contractual restrictions.

NON-CIRCUMVENTION

27.	Restriction on Competing Engagements. For a period of three (3) years from the Effective Date, neither Party shall, directly or indirectly, introduce, represent, engage with, or enter into any agreement or arrangement with any third party in connection with any of the Projects or related defense technology opportunities that would compete with or undermine the interests of the other Party or the JV, without the prior written consent of the other Party.

28.	Prohibition on Bypassing the JV. Neither Party shall, directly or indirectly, bypass, interfere with, divert, or otherwise circumvent the JV in connection with any transaction, relationship, or revenue-generating opportunity that arises from, or is related to, the JV or the DP, including opportunities developed by or through either Party’s contacts, resources, or activities in furtherance of the JV.

29.	Scope and Affiliates. These restrictions shall apply to each Party and its Affiliates, officers, directors, employees, agents, and representatives, and shall cover all entities and individuals with whom the Parties have engaged in connection with the JV or the DP. These restrictions apply only to Designated Projects and direct derivatives, not to general defense opportunities.

These restrictions shall not apply to (i) VWAV’s independent business activities outside the Designated Projects, or (ii) opportunities declined by the JV in writing.

TERM AND TERMINATION

30.	This Agreement shall commence on the Effective Date and shall remain in full force and effect for a period of seven (7) years, unless terminated earlier in accordance with the termination provisions set forth in this Agreement (the “Term”).

31.	At the expiration of the Term, the Parties may mutually agree in writing to renew or extend this Agreement on the same or modified terms.

CONFIDENTIALITY

32.	Obligation of Confidentiality. Each Party agrees to maintain the strict confidentiality of this Agreement and all non-public, proprietary, or classified information disclosed or exchanged in connection with the Projects, the JV, its partners, the Target, and their respective roles (collectively, “Confidential Information”). This confidentiality obligation is a material term of this Agreement. Parties acknowledge that this agreement will be reported om Form 8-K to be filed with the Security and Exchange Commission.

33.	Defense-Grade Measures. Given the highly sensitive and classified nature of the DP and their clients, each Party and its directors, officers, employees, agents, contractors, and representatives (“Representatives”) shall implement and maintain the highest level of security protocols, controls, and procedures customary in the defense industry to protect Confidential Information against unauthorized access, disclosure, or use.

34.	Notification of Breach. Each Party shall immediately (and in any event within twenty-four (24) hours of discovery) notify the other Party of any suspected or actual loss, breach, or unauthorized disclosure of Confidential Information. The Parties shall cooperate in good faith to mitigate any harm and comply with any regulatory or client reporting obligations arising from such breach.

35.	Permitted Disclosures. Confidential Information may only be disclosed (i) to Representatives who have a strict need to know for the purposes of fulfilling the Party’s obligations under this Agreement and who are bound by equivalent confidentiality obligations, or (ii) as required by applicable law, regulation, or court order, provided that the disclosing Party gives prior written notice to the other Party (where legally permissible) and cooperates to seek protective measures.

36.	Survival. The obligations set forth in this Section shall survive the termination or expiration of this Agreement for a period of ten (10) years, or indefinitely in the case of information classified by a government or subject to export control restrictions.

37.	Disclosure and Sharing. Each Party shall promptly disclose and provide a copy of any non-disclosure agreement (NDA) or other confidentiality obligation (collectively, “Third-Party NDA”) that it has entered into in connection with the JV or any of the Projects to the other Party.

38.	Binding Effect. Upon disclosure, both Parties shall be deemed equally bound by the terms and obligations of any Third-Party NDA, provided that such Third-Party NDA has been expressly approved in writing by both Parties prior to execution. No Party shall be bound by third-party confidentiality obligations entered into solely by the other Party without such prior approval.

39.	Scope of Coverage. The obligations under this Section apply to all Third-Party NDAs entered into with customers, suppliers, subcontractors, consultants, governmental entities, or any other third party related to the JV or the Projects.

40.	Survival. This mutual commitment shall remain in full force and effect for the duration of each Third-Party NDA and shall survive the termination or expiration of this Agreement to the extent necessary to comply with such Third-Party NDA.

MISCELLANEOUS

41.	This Agreement, and any dispute, claim, or controversy arising out of or relating to this Agreement, the JV, the JV LLC or the DP, shall be governed by and construed in accordance with the laws of the State of California, United States of America, without giving effect to any choice-of-law or conflict-of-law principles that would cause the laws of any other jurisdiction to apply.

42.	Entire Agreement. This Agreement, together with all schedules, exhibits, and any ancillary agreements expressly referenced herein, constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, representations, warranties, and communications, whether oral or written, relating to such subject matter.

43.	No amendment, modification, or waiver of any provision of this Agreement shall be effective unless made in writing and duly executed by authorized representatives of both Parties.

44.	Amendments. No amendment, modification, or waiver of any provision of this Agreement shall be valid or binding unless it is made in writing and duly executed by authorized representatives of both Parties. Any such amendment or modification shall expressly state the intent to amend this Agreement and shall become effective only upon execution by both Parties.

45.	Assignment. Neither Party may assign or transfer this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may assign this Agreement without such consent in connection with a merger, acquisition, or sale of all or substantially all of its assets.

46.	Both parties will contribute to the JV their network, experience and capabilities.

47.	The IP of each side will be contributed to the JV on a nonexclusive basis and any development by the JV of any IP will be exclusively to the JV.

48.	Ran Ben Shimol and Doug Davis’s time commitment to the JV is subject to any other commitments they have already or may have.

49.	If Ran Ben Shimol is appointed to the VWAV board of directors in compliance with Section 14, he may be eligible for equity compensation under VWAV’s equity incentive plan, subject to (i) approval by VWAV’s compensation committee (comprised solely of independent directors), (ii) if required under Nasdaq Rule 5635(c), prior shareholder approval, and (iii) terms (including number of shares, exercise price at or above fair market value, and vesting) no more favorable than those granted to other non-employee directors.

50.	The Parties also agree that in the event that within a period of 12 months from establish the JV LLC no project will commence generating revenue from the Designated Projects, this Agreement will be void and all considerations paid or transferred under this Agreement will be cancelled and returned to its original owner without any compensation to any Party provided that such termination right shall be exercisable only by mutual written agreement of BOCA and VWAV or by VWAV if its board determines in good faith (after consultation with counsel) that continuation would violate fiduciary duties to shareholders

Additional Termination Rights. Either BOCA or VWAV may terminate this Agreement upon written notice if:

(a)      the other Party materially breaches this Agreement and fails to cure such breach within sixty (60) days of written notice;

(b)      the other Party becomes insolvent, makes an assignment for the benefit of creditors, or files for or is subject to bankruptcy proceedings; or

(c)      any required governmental or regulatory approval necessary for the JV is denied or revoked such that the JV cannot lawfully operate.

(d)      VWAV may terminate this Agreement upon written notice if its board of directors determines in good faith, after advice of counsel, that consummation or continuation would require shareholder approval under Nasdaq rules or violate fiduciary duties.

51.	Exit Mechanism. Upon termination, each Party shall have the right to purchase the other Party’s equity interest in the JV LLC at fair market value as determined by an independent valuation firm jointly appointed by the Parties. If neither Party elects to purchase, the JV LLC shall be dissolved and its assets distributed in accordance with ownership percentages. Any fair market value determination shall include an independent third-party appraisal paid for by the JV LLC.

52.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by electronic means, including by PDF or other electronic transmission or via a recognized electronic signature platform (e.g., DocuSign), shall be deemed to have the same legal effect as delivery of an original manually signed counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BOCA JOM LTD.

By:

Ran Ben Shimol, Sole Owner & CEO

VISIONWAVE HOLDINGS, INC.

By:

Doug Davis, Executive Chairman

GBT TOKENIZE CORP.

By:

Michael Murray, CEO

GBT Technologies, Inc.

By:

Mansour Khatib, Secretary & Director

EXHIBIT A: TOKENIZE IP PORTFOLIO:

Patents

Title	App. No.	Country	Filing Date	Status / Deadline	Patent No.	Issue Date
TRACKING DEVICES, SYSTEMS AND METHODS USING PATCH PACKAGES WITH EMBEDDED ELECTRONIC CIRCUITS	15/344,619	US	November 7, 2016	Granted	10,021,522	July 10, 2018
TRACKING DEVICES, SYSTEMS AND METHODS USING PATCH PACKAGES WITH EMBEDDED ELECTRONIC CIRCUITS	16/028,449	US	July 6, 2018	Granted	10,616,715	April 7, 2020
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	16/292,388	US	March 5, 2019	Granted	10,854,763	December 1, 2020
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	17/102,928	US	November 24, 2020	Granted	11,411,127	August 9, 2022
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	10-2021-7008024	KR	March 17, 2021	Granted	10-2508579	March 7, 2023
PUSH-BUTTON AND TOUCH-ACTIVATED VITAL SIGNS MONITORING DEVICES AND METHODS OF MAPPING DISEASE HOT SPOTS AND PROVIDING PROXIMITY ALERTS	16/983,289	US	August 3, 2020	Granted	11,638,523	May 2, 2023
SYSTEMS AND METHODS FOR ELIMINATING ELECTROMIGRATION AND SELF-HEAT VIOLATIONS IN A MASK LAYOUT BLOCK*)	17315747	US	May 10, 2021	Granted	11,763,062	September 19, 2023
SYSTEMS AND METHODS FOR IDENTIFICATION AND ELIMINATION OF GEOMETRICAL DESIGN RULE VIOLATIONS OF A MASK LAYOUT BLOCK*)	17391292	US	August 2, 2021	Granted	11,853,682	December 26, 2023
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	17876981	US	July 29, 2022	Granted	12,199,196	January 14, 2025
SYSTEMS AND METHODS OF ELIMINATING CONNECTIVITY MISMATCHES IN A MASK LAYOUT BLOCK*)	17880055	US	August 3, 2022	Granted	11,586,799	February 21, 2023
SYSTEMS AND METHODS OF AUTOMATIC GENERATION OF INTEGRATED CIRCUIT IP BLOCKS	17953378		September 27, 2022	Granted	11,741,284	August 29, 2023
SYSTEMS AND METHODS OF PREDICTIVE MANUFACTURING OF THREE-DIMENSIONAL, MULTI-PLANAR SEMICONDUCTORS	18098140	US	January 18, 2023	Granted	11,809,797	November 7, 2023
MULTI-DIMENSIONAL PHOTONIC INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR PHOTONIC INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	18109291	US	February 14, 2023	Granted	11,862,736	January 2, 2024

*) Under: PERPETUAL PATENT LICENSE AGREEMENT (EXCLUSIVE) between Tokenize and Boca

EXHIBIT B: EQUITY ALLOCATIONS:

From a business perspective, GBT will contribute:

2,020,500 VWAV Shares representing an agreed value of approximately $30,307,500 (based on agreed price which is higher than market price)

From a business perspective, Tokenize will contribute:

●	IP Portfolio valued at $295,000,000 and 879,102 VWAV Shares representing an agreed value of approximately $13,456,530 with an aggregate value of $308,456,530

VisionWave and BOCA estimate the aggregate value of the technology and the Designated Projects contributed by Boca is $1,000,000,000 based on agreed internal value for investment purposes, only.

Based on these valuations:

GBT will hold membership interest representing 2.264% of the JV LLC

Tokenize will hold membership interest representing 22.040% of the JV LLC

BOCA will hold membership interest representing 37.848% of the JV LLC,

VWAV will hold membership interest representing 37.848% of the JV LLC.